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  FORM 4                         U.S. SECURITIES AND EXCHANGE COMMISSION
----------                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                             Issuer
                                                                                                   (Check all applicable)

   Good           Steven                        OSI Systems, Inc. (OSIS)                   X  Director           ___ 10% Owner
---------------------------------------------------------------------------------------   ---
  (Last)          (First)       (Middle)                                                  ___ Officer (give      ___ Other (specify
                                                                                                      title                 below)
C/O OSI Systems, Inc.        3.  IRS or Social Security   4.  Statement for Month/Year                below)
12525 Chadron Avenue             Number of Reporting
                                 Person (Voluntary)                                           _________________________
                                                              9/2001
--------------------------                                --------------------------------------------------------------------------
      (Street)                                            5.  If Amendment, Date of       7. Individual or Joint/Group Filing
                                                              Original (Month/Year)          (Check applicable line)
                                                                                               X   Form filed by One Reporting
                                                                                              ---  Person
                                                                                              ____ Form filed by More than One
Hawthore     Ca.     90250                                                                         Reporting Person
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(City)     (State)   (Zip)                     Table I -- Non Derivative Securities Acquired, Disposed of, or Beneficially Owned

* If the Form is filed by more than
  one Reporting Person, see Instruction
  4(b)(v).

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1. Title of Security   2. Trans-   3. Transaction  4. Securities Acquired (A)       5. Amount of        6. Ownership   7. Nature of
      (Instr. 3)          action      Code            or Disposed of (D)               Securities          Form:         Indirect
                          Date        (Instr. 8)      (Instr. 3, 4 and 5)              Beneficially        Direct (D)    Beneficial
                          (Month/                                                      Owned at End        or Indirect   Ownership
                          Day/     -----------------------------------------------     of Month            (I)           (Instr. 4)
                          Year)     Code     V     Amount        (A) or    Price       (Instr. 3 and 4)    (Instr. 4)
                                                                 (D)
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
Common Stock            9/20/01      S             100            D        $6.67                             I
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Common Stock            9/20/01      S             100            D        $6.73                             I
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Common Stock            9/20/01      S             300            D        $6.62                             I
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Common Stock            9/20/01      S             300            D        $6.70                             I          GOOD, SWARTZ
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Common Stock            9/20/01      S             800            D        $6.75                             I
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Common Stock            9/20/01      S            1400            D        $6.60                             I          RERNS
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Common Stock            9/20/01      S            2000            D        $6.65                             I
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Common Stock            9/20/01      S            5000            D        $7.00                             I          PENSION
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Common Stock            9/20/01      S            5000            D        $7.50     10,000                  I          PROFIT
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                                                                                                                       SHARING PLAN
                                                                                                                             (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly on indirectly.
                           (Print or Type Responses)
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
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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                                       Acquired (A) or
                                      Price of                                (Instr. 8)             Disposed (D) of
                                      Derivative          (Month/
                                      Security            Day/Year)                                  (Instr. 3, 4,
                                                                                                     and 5)

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration                                     Deriv-      ative            Form          of In-
                                 Date              (Instr. 3 and 4)             ative       Secur-           of De-        direct
                                                                                Secur-      ities            rivative      Bene-
                                 (Month/Day/                                    ity         Bene-            Security:     ficial
                                 Year)                                                      ficially         Direct (D)    Owner-
                               --------------------------------------------     (Instr.     Owned            or Indirect   ship
                               Date     Expira-              Amount or          5)          at End           (I)           (Instr.
                               Exer-    tion         Title   Number of                      of                             4)
                               cisable  Date                 Shares                         Month

                                                                                            (Instr. 4)       (Instr. 4)
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

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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


                             /s/ Steven Good                       3/8/02
                             -------------------------------  -----------------
                             **Signature of Reporting Person        Date


   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.